Exhibit 99

RPC, Inc. Reports Second Quarter 2015 Financial Results

ATLANTA, July 29, 2015 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2015. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2015, revenues decreased 48.9 percent to $297.6 million compared to $582.8 million in the second quarter of last year. Revenues decreased compared to the prior year due to lower activity levels and pricing in our major service lines. Operating loss for the quarter was $52.5 million compared to operating profit of $103.0 million in the prior year. Net loss for the quarter was $34.1 million or $0.16 loss per share, compared to net income of $63.3 million or $0.29 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased to $17.6 million compared to $160.4 million in the prior year.1 For the six months ended June 30, 2015, revenues decreased 35.1 percent to $703.8 million compared to $1.1 billion last year. Net loss for the six month period was $26.5 million, or $0.12 per share, compared to net income of $102.7 million, or $0.47 diluted earnings per share last year.

Cost of revenues during the second quarter of 2015 was $241.6 million, or 81.2 percent of revenues, compared to $374.3 million, or 64.2 percent of revenues, during the second quarter of last year.  Cost of revenues decreased due to lower costs resulting from lower activity levels, reduced personnel and incentive compensation, and price reductions from suppliers, partially offset by the impact of increasing service intensity.  Additionally, as a result of a change in accounting estimate, replacement parts totaling approximately $11.5 million were charged to cost of revenues rather than being capitalized. As a percentage of revenues, cost of revenues increased compared to the prior year due to significantly lower pricing for our services and cost inefficiencies resulting from lower activity levels.

Selling, general and administrative expenses were $40.4 million in the second quarter of 2015 compared to $47.6 million in the second quarter of 2014. These expenses decreased due to lower total employment costs, including primarily incentive compensation, and other expenses which vary with activity levels. As a percentage of revenues, these costs increased to 13.6 percent in the second quarter of 2015 compared to 8.2 percent in the second quarter of 2014 primarily due to the relatively fixed nature of these costs during the short term. Depreciation and amortization increased to $69.8 million during the quarter compared to $56.5 million in the second quarter of the prior year due to capital equipment placed in service during the previous four quarters.

RPC’s gain on disposition of assets was $1.7 million during the second quarter of 2015, compared to a loss of $1.4 million during the second quarter of 2014.  This shift resulted from a change in accounting estimate implemented in 2015 in which the cost of certain pressure pumping components was recorded as cost of revenues upon installation, rather than being capitalized.  The net impact of this change on operating income during the quarter was not material; however, loss on dispositions and depreciation decreased due to this change in accounting estimate. Interest expense during the second quarter of 2015 was $390 thousand, an increase compared to $49 thousand during the second quarter of the prior year. Interest expense during the second quarter of this year was higher because interest expense during the second quarter of 2014 included a credit related to the favorable outcome of a sales tax audit.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Second Quarter 2015 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2015 decreased by $108.7 million or 26.8 percent compared to the first quarter of 2015. Revenues decreased due to lower activity levels and pricing for our services, partially offset by increased service intensity in pressure pumping and a larger fleet of equipment in this service line. Cost of revenues during the second quarter decreased by $50.8 million or 17.4 percent due to lower activity levels and RPC’s ongoing cost management efforts during the quarter, partially offset by increased cost of component replacements. Cost of revenues as a percentage of revenues increased from 72.0 percent in the first quarter of 2015 to 81.2 percent in the second quarter due to significantly lower pricing for our services. Selling, general and administrative expenses during the second quarter of 2015 decreased by $2.2 million, or 5.3 percent, compared to the first quarter. Operating profit decreased from $6.2 million in the first quarter of 2015 to an operating loss of $52.5 million in the second quarter. Income before income taxes declined from $11.3 million in the first quarter of 2015 to a loss of $52.6 million in the second quarter. Net income declined from $7.5 million in the first quarter of 2015 to a net loss of $34.1 million in the second quarter, and diluted earnings per share declined from $0.04 in the first quarter of 2015 to a loss per share of $0.16 in the second quarter of 2015.

Management Commentary

“RPC’s financial results during the second quarter of 2015 reflect our industry’s declining activity levels and competitive pricing for our services,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average U.S. domestic rig count during the second quarter was 907, a decrease of 51.1 percent compared to the same period in 2014, and a decrease of 35.4 percent compared to the first quarter of 2015. The average price of natural gas was $2.70 per Mcf, a 40.7 percent decrease compared to the prior year, and a 4.3 percent decrease compared to the first quarter of 2015. The unconventional rig count declined by 45.6 percent compared to the prior year and 33.1 percent sequentially. The average price of oil during the quarter was $57.53 per barrel, a 44.3 percent decrease compared to the prior year but a 17.4 percent increase compared to the first quarter of 2015. Our sequential revenue decline was slightly less than overall industry declines because of the increasing service intensity of pressure pumping, which is RPC’s largest service line.

“RPC continues to pursue prudent cost reduction measures to manage our short-term financial results without sacrificing service quality and our long-term operational capabilities. While we were disappointed during the quarter by declining activity levels, we see indications that U.S. domestic activity levels have troughed and that excess service capacity is undergoing attrition. Furthermore, we believe that the recent oil price weakness has added an additional level of uncertainty to our visibility regarding near-term activity levels. In an operating environment in which financial strength is an important advantage, we are pleased to report that the balance on our syndicated credit facility once again declined during the second quarter. As of June 30, 2015, the balance on this facility was $54.9 million, a decline of $100.7 million compared to the end of the first quarter. At our Board of Directors’ meeting yesterday, our Board voted not to pay a dividend this quarter. We are prioritizing our operational flexibility and the enhancement of our long-term strategic capabilities during this point in the cycle, and believe that a temporary suspension of RPC’s quarterly dividend is in the best long-term interests of our shareholders,” concluded Hubbell.

Second Quarter 2015 Earnings Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues decreased 49.3 percent for the quarter compared to the prior year due to lower activity levels and pricing as compared to the prior year, partially offset by increasing service intensity and a larger fleet of equipment in our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues decreased by 43.4 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the rental tool service line, which is the largest service line within this segment. Both Technical and Support Services reported operating losses due to lower revenues, partially offset by cost control efforts undertaken in each service line.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Technical services	$275,806	$544,392	$653,899	$1,011,362
Support services	21,754	38,439	49,931	73,161
Total revenues	$297,560	$582,831	$703,830	$1,084,523
Operating (Loss) Profit:
Technical services	$(49,253)	$99,717	$(43,391)	$164,613
Support services	(1,458)	8,998	2,449	16,455
Corporate expenses	(3,544)	(4,279)	(8,101)	(9,168)
Gain (loss) on disposition of assets, net	1,718	(1,405)	2,676	(3,637)
Total operating (loss) profit	$(52,537)	$103,031	$(46,367)	$168,263
Interest Expense	(390)	(49)	(1,081)	(386)
Interest Income	9	6	15	10
Other Income, net	332	831	6,121	911
(Loss) Income before income taxes	$(52,586)	$103,819	$(41,312)	$168,798

Second Quarter 2015 Earnings Release

RPC, Inc. will hold a conference call today, July 29, 2015 at 9:00 a.m. ET to discuss the results of the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 430-8705 or (719) 325-2361 and using the access code #8950167. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, RPC’s plans to pursue prudent cost reduction measures to manage its short-term financial results without sacrificing service quality and long-term operational capabilities; RPC’s belief that U.S. domestic activity levels have troughed and that excess service capacity is undergoing attrition; and RPC’s plans to prioritize operational flexibility and enhance its long-term strategic capabilities during this point in the industry cycle. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

For information about RPC, Inc., please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@rpc.net

Second Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	2015	2014
REVENUES	$297,560	$406,270	$582,831	$703,830	$1,084,523
COSTS AND EXPENSES:
Cost of revenues	241,617	292,445	374,275	534,062	704,290
Selling, general and administrative expenses	40,397	42,637	47,603	83,034	96,311
Depreciation and amortization	69,801	65,976	56,517	135,777	112,022
(Gain) loss on disposition of assets, net	(1,718)	(958)	1,405	(2,676)	3,637
Operating (loss) profit	(52,537)	6,170	103,031	(46,367)	168,263
Interest expense	(390)	(691)	(49)	(1,081)	(386)
Interest income	9	6	6	15	10
Other income, net	332	5,789	831	6,121	911
(Loss) income before income taxes	(52,586)	11,274	103,819	(41,312)	168,798
Income tax (benefit) provision	(18,531)	3,726	40,536	(14,805)	66,127
NET (LOSS) INCOME	$(34,055)	$7,548	$63,283	$(26,507)	$102,671

(LOSS) EARNINGS PER SHARE
Basic	$(0.16)	$0.04	$0.29	$(0.12)	$0.48
Diluted	$(0.16)	$0.04	$0.29	$(0.12)	$0.47

AVERAGE SHARES OUTSTANDING
Basic	212,598	213,492	215,224	213,586	215,199
Diluted	212,598	213,585	216,238	213,586	216,280

Second Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$14,844	$22,164
Accounts receivable, net	299,550	565,940
Inventories	146,945	138,836
Deferred income taxes	9,027	11,624
Income taxes receivable	32,292	16,874
Prepaid expenses	6,417	6,002
Other current assets	2,530	6,787
Total current assets	511,605	768,227
Property, plant and equipment, net	813,993	708,598
Goodwill	32,150	32,150
Other assets	26,034	21,886
Total assets	$1,383,782	$1,530,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$75,606	$150,894
Accrued payroll and related expenses	24,070	37,686
Accrued insurance expenses	6,878	6,624
Accrued state, local and other taxes	5,967	8,411
Income taxes payable	4,051	535
Other accrued expenses	157	1,310
Total current liabilities	116,729	205,460
Long-term accrued insurance expenses	11,324	11,412
Notes payable to banks	54,900	131,400
Long-term pension liabilities	35,014	22,867
Other long-term liabilities	15,818	10,618
Deferred income taxes	130,002	127,459
Total liabilities	363,787	509,216
Common stock	21,702	21,883
Capital in excess of par value	-	-
Retained earnings	1,016,754	1,009,711
Accumulated other comprehensive loss	(18,461)	(9,949)
Total stockholders’ equity	1,019,995	1,021,645
Total liabilities and stockholders’ equity	$1,383,782	$1,530,861

Second Quarter 2015 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(in thousands except per share data)	June 30, 2015	March 31, 2015	June 30, 2014	2015	2014

Reconciliation of Net Income to EBITDA
Net (Loss) income	$(34,055)	$7,548	$63,283	$(26,507)	$102,671
Add:
Income tax (benefit) provision	(18,531)	3,726	40,536	(14,805)	66,127
Interest expense	390	691	49	1,081	386
Depreciation and amortization	69,801	65,976	56,517	135,777	112,022
Less:
Interest income	9	6	6	15	10
EBITDA	$17,596	$77,935	$160,379	$95,531	$281,196

EBITDA PER SHARE
Basic	$0.08	$0.37	$0.75	$0.45	$1.31
Diluted	$0.08	$0.36	$0.74	$0.45	$1.30